CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of Church Capital Investment Trust and to the use of our report dated January 28, 2008 on the financial statements and financial highlights of the Church Capital Value Trust and the Church Capital Money Market Fund (each a series of shares of beneficial interest of Church Capital Investment Trust) as of and for the year ended November 30, 2007. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.





                                         /s/ BRIGGS, BUNTING & DOUGHERTY, LLP

PHILADELPHIA, PENNSYLVANIA
MARCH 28, 2008